Exhibit 4.03

EXECUTION VERSION
AMENDMENT TO NOTE
March 31, 2021
PARTIES:     Amyris, Inc., a Delaware corporation (“Borrower”)
DSM Finance B.V., a Netherlands private company with limited liability (“Lender”)
RECITALS
A. Borrower has issued to Lender a promissory note, dated as of December 28, 2017 (as amended, supplemented or modified from time to time, the “Note”), in the aggregate principal amount of $25,000,000.00 pursuant to that certain Credit Agreement, dated as December 28, 2017 (as amended, supplemented or modified from time to time, the “Credit Agreement” and, together with the Note, the “Note Documents”), by and between Borrower and Lender.
B. As of the date of this Amendment, Borrower has made (i) a partial prepayment of the Note of $15,000,000.00 of principal and (ii) a payment of the Prepayment Fee in the amount of $2,500,000.00 pursuant to the terms of the Note, which such payments have resulted in the remaining outstanding principal amount of $10,000,000.00 under the Note.
C. Borrower has requested that an affiliate of Lender, and in connection with this amendment (this “Amendment”) such affiliate has agreed, to waive certain obligations arising under agreements between Borrower and such affiliate.
D. Borrower and Lender have agreed, subject to terms and conditions contained in this Amendment, to amend the Note.

AGREEMENT
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:
SECTION 1. Amendments to Note. Subject to Section 3:
1.1. The first paragraph of the Note is hereby amended by replacing the words “no later than December 31, 2021” therein with the words “no later than April 15, 2022”.
1.2. Notwithstanding anything to the contrary in the Note, the interest rate to be paid on the outstanding principal of the Note as of the date of this Amendment until final maturity shall be 2.5% per quarter.
SECTION 2. Representations and Warranties; Ratification.
2.1. Borrower represents and warrants to Lender:
2.1.1. The execution, delivery and performance by Borrower of this Amendment and the consummation by Borrower of the transactions contemplated hereby (i) are within the corporate power of Borrower and (ii) have been duly authorized by all necessary corporate actions on the part of Borrower.
2.1.2. This Amendment has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except in each case as may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
2.1.3. The execution and delivery by Borrower of this Amendment and the performance and consummation by Borrower of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Borrower or any judgment, order, writ, decree, statute, rule or regulation applicable to Borrower; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any mortgage, indenture, agreement, instrument or contract to which Borrower is a party or by which it is bound except to the extent such violation, breach or acceleration could not reasonably be expected to result in a Material Adverse Effect (as defined in the Credit Agreement); or (iii) other than Liens (as defined in the Credit Agreement) securing the Obligations (as defined in the Credit Agreement), result in the creation or imposition of any Lien upon any property, asset or revenue of Borrower or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization or approval applicable to Borrower, its business or operations, or any of its assets or properties except to the extent such suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.
2.1.4. As of the date hereof, no Event of Default (as defined in each applicable Note Document) shall have occurred and be continuing.
2.2. Borrower reaffirms the terms and conditions of each Note Document and acknowledges and agrees that each and every such Note Document remains in full force and effect and is hereby reaffirmed, ratified and confirmed.
SECTION 3. Conditions. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:
3.1. This Amendment shall have been executed by Borrower and Lender, and counterparts hereof as executed by Borrower (which may include electronic transmission of a signed signature page) shall have been delivered to Lender.

3.2. The representations and warranties made by Borrower in Section 2 of the Credit Agreement shall be true and correct as of the date hereof.
SECTION 4. [Reserved].
SECTION 5. Miscellaneous.
5.1. This Amendment shall be a Note Document. All references to any Note Document shall be a reference to such Note Document as so amended by this Amendment.
5.2. This Amendment and the other Note Documents (as amended by this Amendment) constitute the full and entire understanding and agreement between the parties relating to the subject matter hereof and thereof and supersede any previous written or verbal agreements between the parties with regard to the subject matter hereof and thereof.
5.3. Notwithstanding any provision contained herein, nothing contained herein shall limit any rights or remedies under the Note Documents or applicable law based on any breaches, failures, defaults or

Events of Default (as defined in each applicable Note Document) thereunder.
5.4. This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York.
5.5. The rights and obligations of Borrower and Lender hereunder shall be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties
5.6. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.
5.7. If any provision of this Amendment shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment is executed and delivered as of the day and year first above written.
Borrower:                    Amyris, Inc., a Delaware corporation

By: /s/ Han Kieftenbeld
Name: Han Kieftenbeld
Title: Chief Financial Officer

Lender:    DSM Finance B.V., a Netherlands private company with limited liability

By: /s/ Vivian Huang
Name: Vivian Huang
Title: Corporate Finance Manager

By: /s/ Brune Singh
Name: Brune Singh
Title: Vice President Group Treasury